Exhibit 99.1

                          ACTION BY WRITTEN CONSENT OF

                THE SOLE DIRECTOR OF PEPPER ROCK RESOURCES CORP.
                       RESOLUTION ADOPTING SHARE EXCHANGE

The undersigned, being the sole Director of PEPPER ROCK RESOURCES CORP., a Nevada corporation (the "Company"), does hereby approve and adopt the following recital and resolutions in the following order without a meeting:

WHEREAS, the Company wishes to avoid any excess inflation or deflation of the price of its shares of its Common Stock; and

WHEREAS, the Company believes that a reverse split of the Company's shares of Common Stock is the best way to achieve that aim; and

WHEREAS, the total number of shares of Common Stock the Company currently has issued and outstanding, as of November 16, 2010, is 63,031,388; and

WHEREAS, a 1 for 200 reverse split of its shares of Common Stock would result in 315,157 total shares of Common Stock issued and outstanding; now, therefore, be it:

RESOLVED, that the Company authorize and enact a 1 for 200 reverse split of its shares of Common Stock (the "reverse stock split"); and be it further

RESOLVED, that the record date and time of the reverse stock split be Friday December 6, 2010 at 8:00 a.m. EDT; and be it further

RESOLVED, that the effective date and time of the reverse stock split be Monday, December 6, 2010 at 8:00 a.m. PDT; and be it further

RESOLVED, that if, as a result of the reverse stock split, any shareholder holds a non-whole number of shares, that the shareholder be issued an additional fraction of a share sufficient to increase the number of shares held by the shareholder to the next whole number of shares; and be it further

RESOLVED, that the Company's Chief Executive Officer, Phil Kueber, send a conformed copy of this resolution to the Company's transfer agent, Holladay Stock Transfer Inc; and be it further

RESOLVED, that the reverse stock split will not in any way affect the stated par value or number of authorized shares or in any other way change, alter or otherwise amend the Company's Articles of Incorporation in the state of Nevada, and that therefore no amendment to the Articles of Incorporation is required; and be it further

RESOLVED, that the directors of this Company are empowered and directed, in the name of and on behalf of the Company, to execute and sign this Resolution; and the officers and directors of the Company are empowered and directed in the name and on behalf of the Company to execute and deliver all documents, to make all payments, and to perform and otherwise act as necessary to carry out the purposes and intent of this Resolution, and all such acts and doings of the officers of the Company consistent with the purpose of this Resolution are hereby authorized, approved, ratified and confirmed in all respects.
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                     CORPORATE CERTIFICATE OF AUTHENTICATION

I, Phil Kueber, do confirm that the above Shareholders' Consent to the 1:200 reverse stock split is a valid, legally-binding document and authentic and true signature of the shareholder representing a majority of the outstanding shares able to vote on such matters.




/s/ Phil Kueber                                Nov 17/2010
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Phil Kueber, President

                                                                   Notarization: